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


                       CHEMFIRST INC. SECOND QUARTER
                              Conference Call
                               July 24, 2002


Kelley Williams
Good morning. Thank you for joining us. I'm Kelley Williams, chairman and CEO. I have with me Mike Summerford, president and COO, and Jim McArthur, manager, investor relations.

I hope you all have a copy of the release we made late yesterday covering the basic terms of the agreement we have reached with DuPont. DuPont has made a cash offer to acquire ChemFirst for $408 million, or $29.20 per share. It was unanimously accepted by our board. The deal is subject is subject to regulatory and ChemFirst shareholder approval. We will discuss the details of this transaction in a call to be made jointly with DuPont at 12:00 noon Eastern Daylight Time. We will not be able to discuss the transaction in this call, so we hope you'll tune in to our joint conference with DuPont later this morning. Please see the call info at the bottom of the announcement.

We will, however, be discussing other good news regarding our second quarter earnings this morning. After covering the earnings release we'll open the floor to questions.

Earnings for the quarter were $3.9 million or 27 cents per share versus a loss of $16.9 million or $1.19 cents per share last year. Prior year earnings excluding a loss of $19.4 million or $1.37 per share related to fine chemicals and a five cents per share gain on sale of a captive insurance subsidiary were $1.8 million or 13 cents per share. Earnings were up primarily on better results in electronic chemicals. Polyurethane chemicals also improved. Sales were $75 million, same as prior year excluding $14 million from fine chemicals.

Earnings for the six months were $9.4 million or 65 cents per share, up from $6.6 million or 47 cents per share last year excluding special items. Reported earnings for the quarter and six months include after-tax business interruption insurance payments for the current year of $0.2 million and $2.2 million, respectively, and $2.2 million for the six months prior year.

Electronic and Other Specialty Chemicals pretax operating profits for the quarter were $2.3 million compared to a loss of $0.1 million last year excluding fine chemicals. Current results include business interruption payments of $0.4 million - no payments were received Q2 '01.

Earnings improved on higher volumes of electronic chemicals. We realized record remover sales this quarter, largely driven by new business in the Far East. HDA(R) remover volumes were up 53%. DUV resin volumes were also up significantly. Other specialties operating profits were off on lower margins. Sales were $33 million versus $28 million last year excluding fine chemicals.

Profits for the six months were up 17% to $7.8 million versus $6.7 million last year excluding fine chemicals and including business interruption insurance payments of $3.5 and 3.6 million, respectively.

Polyurethane Chemicals earnings for the quarter were $8.6 million, up from $6.9 million last year. Profits for the six months were $14.9 million, up from $12 million. Sales for the quarter and year were $42 million and $72 million respectively, compared to $47 million and $86 million last year. Profits increased on higher unit margins due to pass-throughs of favorable energy and raw material costs and lower other expenses.

  Stock Repurchase - We didn't repurchase any shares during the quarter because we were in a quiet period due to on-going negotiations with DuPont.

Outlook - Electronic chemicals made great gains despite semiconductor industry weakness and inconsistency, mainly due to our growing market share in the Far East. We expect continued improvement for this segment versus prior year, and polyurethanes are on track for a healthy year as well. So, we expect earnings this year to show solid improvement over last year.

Safe Harbor Statement - My comments and others by Mike are subject to and qualified by the usual caveats about forward-looking statements described in our most recent 10-K and 10Q's.

Now, Mike will give additional details about operations and financial issues.

Mike Summerford

Second quarter pretax operating profit was $10.9 million including $400,000 business interruption insurance proceeds compared to $11.9 million last quarter which included $3.1 million of insurance proceeds. Excluding insurance, operating profits were up 20%.

Electronic and other specialties sales were $33 million down slightly from last quarter on lower sales of nitrotoluene specialties. Excluding insurance proceeds, pretax operating profit was $2 million compared to $2.4 million last quarter. Better results in removers and DUV resins were offset by lower nitrotoluene specialty sales. Total insurance recoveries since the June 2000 event are $16.4 million. The $400,000 collected in the second quarter was a partial recovery under our European policy. We expect additional recoveries under this policy and arbitration has been initiated to recover additional losses under our US policy up to the $25 million policy limit.

Remover volume was up 12% from last quarter. Sales were up in all regions except the US. Most of the increase came from higher sales in the Far East where the industry recovery is strongest. This was the second best volume quarter in our history.

DUV photoresist resin volume was up 26% from the 1st quarter. Operating results were positive and improved on the higher volume and lower costs.

The 2nd quarter loss for CMP was 10 cents per share, a little higher than last quarter on higher expenses. CMP activities with customers and equipment suppliers continues to be promising. We currently have over 30 customer evaluations underway with our STI, tungsten and copper slurries. About half of these have progressed from the initial evaluation to process optimization, data collection and testing in production environments, including several that are moving into production scale up. In addition, we are working with the leading tool vendors to establish processes of record for selected products.

Polyurethane chemical sales were $42 million, up 42% from last quarter on higher volume and better unit margins. Operating profit was $8.6 million, up 35% from $6.3 million last quarter.

Capital spending for the quarter was $3 million and net cash at quarter-end was $35 million.

We'll take your questions now.

QUESTIONS AND ANSWERS

John Roberts
Buckingham Research
Good Morning guys. Congratulations. Could you give us an update on your efforts to inforce your patents in Japan on remover business and secondarily it has been awhile since we heard anything on PMOD. Could you provide an update there?

Mike Summerford
Thank you John. On the patent situation in Japan we are in the process of sorting out the situation with the two or three competitors in Japan who are selling products using hydroxalimine that we believe infringe on our patents. We've got discussion underway now. It will be awhile before we conclude those discussions but expect that to happen this year. PMOD is still in a very early development stage. We have a number of activities underway with Simon Frazier University and Georgia Tech and others on development work on PMOD. it is still too early to make any predictions about what success we ought to have with the various opportunities we see with PMOD, but at this point, not much of an update.

Joe Chumbler
Stephens Inc.
Good Morning. I'm wondering about the CMP competitive environment over the last 12 months. Would you characterize it as having intensified or maybe stabilized?

Mike Summerford
Joe, I don't think I would say that it has intensified. There certainly are a number of players in the market with products that are competing to gain business and to gain share. It's very competitive. Customers are very demanding in terms of performance in the products they are seeking. So it's a tough market and it's going to continue to be a very intense competition.

Joe Chumbler
In the general chip manufacturing side, are you seeing any signs of life in the US or did we get a headfake the first quarter of this year?

Mike Summerford
Well, as I mentioned in my remarks our volumes were down in the second quarter from the first and as we reported last quarter US volumes were up from the fourth quarter. I don't really have a good explanation for that except to say that it continues to be fairly weak in the US, but we are encouraged by the up-tick in both Europe and in Japan. Clearly our volumes have been strongest and growing the strongest in the Pac-Rim - Taiwan, Korea and Singapore.

No further questions

                    * * * * * * * * * * * * * * * * * *
In connection with the transaction discussed in this conference call, ChemFirst Inc. intends to file a proxy statement with the Securities and Exchange Commission. Security holders are urged to read the proxy statement when it becomes available because it will contain important information. Security holders may obtain a free copy of the proxy statement when it becomes available, as well as other materials filed with the Securities and Exchange Commission concerning ChemFirst, at the Securities and Exchange Commission's web site at http://www.sec.gov. Security holders of ChemFirst Inc. may also obtain for free the proxy statement filed by ChemFirst Inc. with the Securities and Exchange Commission in connection with the transaction by directing a request to ChemFirst Inc., Attention: Investor Relations Department, P.O. Box 1249, Jackson, MS 39215-1249, (601) 949-0213.

ChemFirst Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from ChemFirst shareholders with respect to the transaction. Information regarding these directors and executive officers and their ownership of ChemFirst common stock is contained in ChemFirst Inc.'s proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on March 25, 2002, in connection with the 2002 annual meeting ChemFirst shareholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement regarding the transaction when it becomes available.